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                                                                     Exhibit 2.3

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

IN RE:                                  ss.        Chapter 11
                                        ss.
KITTY HAWK, INC., et. al                ss.        Case no. 400-42069-BJH and
                                        ss.        Case nos. 400-42141  through
         Debtors                        ss.        Case no. 400-42149
                                        ss.
                                        ss.        Jointly Administered Under
                                        ss.        Case no. 400-42141-BJH
                                        ss.


                    ORDER GRANTING DEBTORS' MOTION TO MODIFY
                   DEBTORS' FINAL JOINT PLAN OF REORGANIZATION

     On September 26, 2002, the Court considered the Motion to Modify Debtors' Final Joint Plan of Reorganization (the "Motion") filed by Kitty Hawk, Inc., Kitty Hawk Aircargo, Inc., Kitty Hawk Charters Inc., Kitty Hawk International, Inc., Kitty Hawk Cargo, Inc., Aircraft Leasing, Inc., American International Travel, Inc., Flight One Logistics, Inc., Longhorn Solutions, Inc. and OK Turbines, Inc., (together, the "Debtors"). The Court finds that the Debtors' Final Joint Plan of Reorganization (the "Plan") has not been substantially consummated and thus may be modified pursuant to 11 U.S.C.ss.1127. The Debtors seek to modify the definition of the Effective Date. The proposed modification makes the Effective Date a later date than that originally provided in the Plan. The Debtors have delayed the Effective Date in order to address certain concerns raised by the Department of Transportation. The Debtors have informed the Court that this is the sole reason for the delay and that they are ready to make the Plan effective. The Court finds that the proposed modification does not negatively impact the creditors in these cases and that the Motion should be granted. The Court further finds


ORDER GRANTING DEBTORS' MOTION TO MODIFY
DEBTORS' FINAL JOINT PLAN OF REORGANIZATION

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that the request of the Indenture Trustee that the Order allow the Indenture
Trustee to change the Record Date to adjust to the later Effective Date is reasonable and should be granted. Accordingly, it is

     ORDERED as follows:

     1. The Debtors are authorized to modify the Plan to substitute "October 1, 2002" for "September 1, 2002" in the definition of the "Effective Date."

     2. The Indenture Trustee is authorized to set the Record Date as the same date as the Effective Date or such other date as the Indenture Trustee deems appropriate.

Signed:  September 26, 2002             /s/ BARBARA J. HOUSER
                                        ----------------------------------------
                                        Barbara J. Houser
                                        United States Bankruptcy Judge